UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                     )

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MTS Systems Corporation

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MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515 Info@mts.com www.mts.com

January 3, 2019

Dear MTS Shareholder:

MTS is holding a virtual Annual Meeting of Shareholders this year on Wednesday, February 13, 2019, at 8:30 a.m. Central Standard Time. You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MTSC2019. You will need to provide your 16-digit control number that is on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail.

Your vote is important to us. Approximately 95% of MTS’s outstanding shares were voted at our prior Annual Meeting held in February 2018 and we thank our shareholders for their response. We urge you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. And, as indicated above, you may vote during the Annual Meeting online at www.virtualshareholdermeeting.com/MTSC2019.

I encourage you to attend our virtual Annual Meeting of Shareholders on February 13, 2019, at 8:30 a.m., Central Standard Time, by visiting www.virtualshareholdermeeting.com/MTSC2019.

Very truly yours,

David J. Anderson Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME February 13, 2019 8:30 a.m. (Central Standard Time)	MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290

VIRTUAL MEETING

The annual meeting of shareholders of MTS Systems Corporation (the “Company”) will be held on Wednesday, February 13, 2019, as a virtual meeting at www.virtualshareholdermeeting.com/MTSC2019.

ITEMS OF BUSINESS

1. To elect seven directors to hold office until the next annual meeting of shareholders or until their successors are duly elected;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2019 (“fiscal year 2019”);

3. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement made available over the internet and, upon request, in paper copy.

The Board of Directors has set the close of business on December 18, 2018, as the Record Date for the determination of shareholders entitled to notice of and to vote at, the meeting and at any adjournments or postponements thereof.

HOW TO VOTE

All shareholders are cordially invited to attend the virtual Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/MTSC2019. Whether or not you expect to attend, please vote:

By Internet: www.proxyvote.com

By Phone: Call 1.800.690.6903

By Mail: You may request a paper proxy card, which you may complete, sign and return by mail.

The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

January 3, 2019

On behalf of the Board of Directors,

David J. Anderson

Chairman of the Board

MTS SYSTEMS CORPORATION

14000 Technology Drive

Eden Prairie, Minnesota 55344

PROXY STATEMENT

GENERAL

This proxy statement is furnished to the shareholders of MTS Systems Corporation (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the virtual Annual Meeting of Shareholders to be held on Wednesday, February 13, 2019 (the “Annual Meeting”), at 8:30 a.m., Central Standard Time, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the Annual Report for the fiscal year ended September 29, 2018 (“fiscal year 2018”), is being first sent or given to shareholders on or about January 3, 2019.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Seven directors will be elected at the Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election the seven persons named below. Each has consented to being named a nominee and will, if elected, serve until the next annual meeting of shareholders or until a successor is elected. Each nominee listed below is currently a director of the Company and each was elected by the shareholders. In addition to the nominees listed below, Maximiliane C. Straub served as a member of our Board for fiscal year 2018. Ms. Straub’s term will expire at the Annual Meeting. Proxies solicited by the Board will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire Board.

Nominees

The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

David J. Anderson – Age 71 Director since 2009 Chair since 2011

Director of Modine Manufacturing Company since 2010 and a member of its Corporate Governance and Nominating Committee, Audit Committee, and Technology Committee; Co-Vice Chairman of Sauer-Danfoss, Inc. (developer and manufacturer of fluid power and electronic components and systems for mobile equipment applications) from 2008 until June 2009; President, Chief Executive Officer and Director of Sauer-Danfoss Inc. from 2002 until he retired in 2009; various senior management positions with Sauer-Danfoss Inc. from 1984 to 2008; and prior to 1984, various positions in business development, strategic planning, sales, marketing, within several industrial manufacturing and distribution businesses. He previously served as a director of Schnitzer Steel Industries, Inc. (a steel manufacturing and scrap metal recycling company) from 2009 to January 2018 and a member of its Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee at various times during the same period.

Mr. Anderson’s qualifications to serve on our Board and to serve as the Chair of the Board include his more than 40 years of international, industrial business experience and his chief executive officer and operations experience. He also has technology and engineering experience, the ability to formulate and execute strategy and financial expertise.

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Jeffrey A. Graves – Age 57 Director since 2012

President and Chief Executive Officer of the Company since May 2012; President, Chief Executive Officer and a director of C&D Technologies, Inc. (a manufacturer, marketer and distributer of electrical power storage systems for the standby power storage market) from July 2005 until May 2012; various executive positions at Kemet Electronics Corporation from 2001 to 2005, including Chief Executive Officer; various leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center from 1995 to 2001; prior to 1995, various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves has served as a director of Hexcel Corporation since 2007 and as a director of Faro Technologies since December 2017. He previously served as a director of Teleflex Incorporated from 2007 through December 2017.

As the only member of management serving on our Board, Dr. Graves contributes an in-depth understanding of the opportunities and challenges facing our Company. His experience in both executive and board positions at various technology companies gives him insight into strategic, financial and personnel matters, as well as the considerations particular to public companies.

David D. Johnson – Age 62 Director since 2013

Retired; Director of Nuvectra Corporation since 2016 and the Chair of its Audit Committee; Executive Vice President, Treasurer and Chief Financial Officer of Molex LLC (manufacturer of electronic connectors) from 2005 to 2016; Vice President, Treasurer and Chief Financial Officer of Sypris Solutions, Inc., from 1996 to 2005; served as Regional Controller for Molex’s Far East Region; Financial Director for New Ventures and Acquisitions; and Financial Director for the Far East South Region from 1984 to 1996. From 1978 to 1984, Mr. Johnson worked for the public accounting firm KPMG LLP.

Mr. Johnson’s qualifications to serve on our Board include his chief financial officer experience for a global industrial company. Mr. Johnson has had executive-level responsibility for financial and accounting matters in a number of settings, including international contexts.

Randy J. Martinez – Age 63 Director since 2014

Former Corporate Vice President of Strategy and Business Development for AAR Corporation (a provider of aviation services to the worldwide commercial aerospace and governmental/defense industries) from August 2015 to May 2017. Prior to this role, Mr. Martinez held other leadership roles within AAR, including Group Vice President, Aviation Services and President and Chief Executive Officer, AAR Airlift Group (March 2012 to August 2015) and Group Vice President, Government and Defense Services and Senior Vice President, Government and Defense Programs (2009 to 2012). Before joining AAR in 2009, Mr. Martinez was the Chief Executive Officer at World Air Holdings, Inc. (Nasdaq). As a graduate of the United States Air Force Academy, Mr. Martinez served with distinction in the U.S. Air Force for over 21 years, holding a wide variety of leadership roles, including both line command and senior staff positions.

Mr. Martinez currently serves on the Board of the National Defense Transportation Association (NDTA), serving as Chair for the Aviation Sector.

Mr. Martinez’s qualifications to serve on our Board include his experience as a chief executive officer at a public company and his particular knowledge of the aviation and defense industries. His diverse industry experience assists in helping to understand our customers who are also diverse by industry and geography.

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Michael V. Schrock – Age 65 Director since 2014

Advisor for Oak Hill Capital Partners (a private equity investment firm) since March 2014; President and Chief Operating Officer of Pentair LLC (a global water, fluid, thermal management and equipment protection company) from 2006 through 2013. Prior to that role, Mr. Schrock held several leadership positions at Pentair over his 16-year career, including President of Water Technologies Americas, President of the Pump and Pool Group and President/COO of Pentair Technical Products. Before joining Pentair, Mr. Schrock held numerous senior leadership roles in both the US and Europe at Honeywell International Inc. Mr. Schrock has served on the Board of Directors of Plexus Corporation since 2006 and as its Lead Director since 2013, and has served on the Board of Directors of Atkore International Group, Inc. since May 2018 and as its Chairman of the Board since August 2018.

Mr. Schrock’s experience includes more than 35 years in senior roles at major industrial companies. His deep management and operating experience both domestically and internationally and strong track record leading and integrating strategic acquisitions give our Board valuable insight into global business and acquisition matters.

Gail P. Steinel – Age 61 Director since 2009

Owner of Executive Advisors (provider of leadership development services and strategic/profit improvement consulting) since 2007; Executive Vice President, Consumer, Industrial & Technology business unit at BearingPoint (a global technology and management consulting company) from 2002 to 2007; and progressive management positions at Arthur Andersen (provider of audit, tax and consulting services), where her final position was Global Managing Partner of the Business Consulting Division, from 1979 to 2002. Ms. Steinel serves on several boards, including the Board of Trustees of Federal Realty Investment Trust and is Chairperson of its Audit Committee.

Ms. Steinel’s qualifications to serve on our Board include her global managing partner experience running a large global business, more than 35 years of business management consulting providing global strategy, policy development, complex problem solving and operations consulting services, as well as her financial expertise and experience as a certified public accountant.

Chun Hung (Kenneth) Yu – Age 69 Director since 2013

Retired; Vice President, Global Channel Services, International Operations for 3M Company (diversified manufacturer of consumer, industrial and health products) from May 2013 to December 2013; President, China Region and 3M China from 2000 to May 2013; President, 3M Taiwan from 1999 to 2000; served in several Director and leadership roles within the 3M organization from 1969 to 1999, located in St. Paul, Minnesota and the Asian-Pacific region.

Mr. Yu’s qualifications to serve on our Board include his extensive operations experience in the Asian-Pacific region, a market we have identified as a growth opportunity for our Company’s products and services. Mr. Yu also contributes significant leadership, planning and management skills developed during his long tenure with a successful and growing global manufacturing company.

Voting Information and Board Voting Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes cast. The seven nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, the Board may act to reduce the number of directors or the persons named in the proxies may vote for the election of such substitute nominee as the Board may propose. It is intended that proxies will be voted for such nominees in the latter circumstance. The proxies cannot be voted for a greater number of persons than seven.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH NOMINEE LISTED.

Other Information Regarding the Board

Meetings and Independence. The Board met five times during fiscal year 2018. All of the current directors attended at least 75% of the number of Board meetings and meetings of Board committees on which he or she served that were held during fiscal year 2018. Our policy is that all directors should attend the Annual Meeting and all of the directors who were serving at the time of the prior annual meeting of shareholders, which was held in February 2018, did so.

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Independence determinations concerning the Board are made by the Governance and Nominating Committee and, with regard to related party transactions, by the Audit Committee. The Governance and Nominating Committee of the Board has determined that Messrs. Anderson, Johnson, Martinez, Schrock and Yu and Ms. Steinel are independent, as defined by the applicable rules for companies listed on the Nasdaq Stock Market. Dr. Graves is not independent due to his service as Chief Executive Officer of the Company. In making the independence determination with respect to related party transactions during fiscal year 2018, the Audit Committee considered the following, with regard to Mr. Anderson that the Company sold less than $20,000 in goods and services to Modine Manufacturing Company; Mr. Martinez that the Company sold less than $5,000 in goods and services to AAR Corp; and Mr. Schrock that the Company sold less than $5,000 in goods and services to the Atkore International Group, Inc., sold less than $275,000 in goods and services to The University of St. Thomas School of Engineering, purchased less than $275,000 in goods and services from Plexus Corporation, and sold less than $5,000,000 in goods and services to Plexus Corporation. The Audit Committee determined that the aggregate dollar amounts of the transactions are below the threshold for the Nasdaq Stock Market independence rules and/or that the transactions do not present a real, potential or perceived conflict between the Company’s interests and the direct or indirect interests of Messrs. Anderson, Martinez and Schrock, as applicable.

Board Committees. Each of our three standing committees operates under a written charter adopted by the Board. These charters are available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

The Audit Committee of the Board, composed of Mr. Johnson (Chair), Ms. Steinel and Messrs. Anderson, and Martinez, held seven meetings during fiscal year 2018. All members of the Audit Committee during fiscal year 2018 satisfied the Nasdaq Stock Market listing standards for Audit Committee membership. The Board determined that Ms. Steinel and Messrs. Anderson, Johnson and Martinez are each an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002. Among other duties, the Audit Committee:

●	selects our independent registered public accounting firm;

●	reviews and evaluates significant matters relating to our audit and internal controls;

●	reviews the scope and results of the audits by, and the recommendations of, our independent registered public accounting firm;

●	is responsible for monitoring risks related to financial assets, accounting, legal and corporate compliance, discusses legal and compliance matters and assesses the adequacy of Company risk-related internal controls;

●	pre-approves, in accordance with its pre-approval policy, all audit and permissible non-audit services and fees provided by our independent registered public accounting firm;

●	reviews our audited consolidated financial statements and meets prior to public release of quarterly and annual financial information; and

●	meets with our management prior to filing our quarterly and annual reports containing financial statements with the Securities and Exchange Commission (“SEC”).

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A report of the Audit Committee is contained in this proxy statement.

The Compensation and Leadership Development Committee (the “Compensation Committee”) of the Board, composed of Mr. Schrock (Chair) and Messrs. Johnson and Martinez, held five meetings during fiscal year 2018. All members of the Compensation Committee are independent directors as defined by the rules applicable to companies listed on the Nasdaq Stock Market and are “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Among other duties, the Compensation Committee:

●	reviews and makes recommendations to the Board regarding our employment practices and policies;

●	in executive session, reviews and recommends to the independent directors of the full Board the compensation paid to our Chief Executive Officer and evaluates the performance of our Chief Executive Officer;

●	annually approves all compensation paid to the other executive officers;

●	reviews and approves the Company’s retirement plans and approves any amendments related to such plans;

●	recommends stock incentive and employee stock purchase plans to the Board;

●	reviews and approves stock ownership guidelines for executive officers and monitors adherence to such guidelines;

●	determines whether risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company;

●	oversees the Company’s talent review, leadership development process and succession planning for executive officers; and

●	approves the Compensation Discussion and Analysis (the “CD&A”) for our proxy statement.

A report of the Compensation Committee is contained in this proxy statement.

The Governance and Nominating Committee of the Board, composed of Ms. Steinel (Chair) and Messrs. Schrock and Yu, held four meetings in fiscal year 2017. All members are independent directors as defined by the rules applicable to companies listed on the Nasdaq Stock Market. Among other duties, the Governance and Nominating Committee:

●	reviews and approves Board governance practices;

●	administers the Board evaluation process;

●	reviews and approves compensation of non-employee directors;

●	monitors adherence to the stock ownership guidelines applicable to non-employee directors;

●	identifies, evaluates and recommends potential director candidates and director nominees for selection by the Board; and

●	identifies, evaluates and recommends potential candidates for Chairman of the Board and Chief Executive Officer positions when vacancies arise.

Director Nomination Process. In identifying prospective director candidates, the Governance and Nominating Committee (for purposes of this Director Nomination Process sub-section, the “Committee”) considers recommendations from shareholders and recommendations from business and professional sources, including executive search firms.

In evaluating director candidates, the Committee believes that all members of the Board should have personal and professional integrity, an absence of conflicts of interest and an ability to understand and respect the advisory and proactive oversight responsibility of the Board. In addition, all non-employee members of the Board should meet independence requirements, comply with director orientation and education guidelines, commit sufficient time to attend Board and committee meetings and fully perform the duties of a director.

In addition to these threshold criteria, the Committee also considers the contributions a candidate is expected to make to the collective functioning of the Board. The Committee seeks directors who will contribute to the Board in areas such as strategy and policy development, technology and engineering, human capital development, financial expertise, international business development and best practices, industrial business value creation, acquisition expertise and public company chief executive officer perspective.

Candidates are expected to effectively perform the role of a director by demonstrating broad perspectives and an inquiring mind, being well prepared for and actively participating in Board and committee meetings, contributing expertise to the Board and committees, listening well, expressing views candidly, applying experience and expertise, being respectful of others and appropriately representing the shareholders.

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While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences and backgrounds. The goal is to have a balanced and diverse Board, with members whose skills, backgrounds and experiences will enhance the quality of the Board’s deliberations and decisions and cover the spectrum of areas that impact the Company’s business. Each member of the Board should contribute to the overall Board composition, with the goal of creating a diverse Board that works collaboratively to guide the success of the Company and represent shareholder interests.

The Committee’s policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the written recommendations to our Secretary at least 90 days prior to the date corresponding to the date of the previous year’s annual meeting of shareholders, with the submitting shareholder’s name, address and pertinent information about the proposed nominee. See “Other Information – Shareholder Proposals” for additional information regarding the submission of candidates for Board membership in the event of a change in the annual meeting date from the previous year.

A shareholder intending to nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. Our Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to our Secretary. Such notice must be given not fewer than 90 days nor more than 120 days prior to the date corresponding to the date of the previous year’s annual meeting of shareholders, except in certain circumstances, and must contain certain required information about the nominee.

Shareholders wishing to recommend for nomination or nominate a director should contact the Company’s Secretary for a copy of the relevant procedure and the criteria considered by the Committee when evaluating potential new directors or the continued service of existing directors.

Board Leadership Structure. Our Board leadership structure currently includes a non-executive Chairman of the Board and a separate Chief Executive Officer. The Board has not adopted a policy of separateness and will periodically re-evaluate its leadership structure.

The primary role of our Chief Executive Officer is to manage the business affairs of the Company and the primary role of our Chairman is to preside over all Board activities and ensure the effectiveness of the Board in all aspects of its areas of responsibility. This role includes working with the Chief Executive Officer to set the Board agenda; ensuring that clear, accurate and timely information is provided to the Board; managing Board meetings to allow time for discussion of complex or difficult issues; and promoting active participation by all Board members. The Chairman may also assist the Chief Executive Officer in managing the Company’s relationships with investors and other external stakeholders.

The Board has determined that the separation of the Chairman and Chief Executive Officer roles is appropriate for the Company at this time because it enables the Chief Executive Officer to focus more closely on the day-to-day operations of the Company. The Board also values the involvement of Mr. Anderson as a leader and, through his service as Chairman, benefits more directly from his extensive industry and executive experience than it would if he did not hold such position.

Board Role in Risk Management Oversight. Management is responsible for designing and implementing the Company’s day-to-day risk management processes, controls and oversight. The Board, as a whole and through its committees, has broad responsibility for the oversight of risk management. The Board has the responsibility to satisfy itself that risk management processes and controls are adequate and functioning as designed and that Company business is conducted in compliance with proper governance procedures and applicable laws and regulations. The Board views risk in the context of major strategic and operational decisions relative to the anticipated benefits. The Board recognizes that it is neither possible nor prudent to eliminate all risk because purposeful and appropriate risk taking is essential for the Company to be competitive and to achieve its performance goals.

The Board believes the Company has good internal processes, controls and resources to identify, manage and mitigate risk, including a robust code of conduct and the compliance oversight role held by the Chief Risk and Compliance Officer. As a critical part of its risk management oversight role, the Board encourages full, open and ongoing communication with management. The Board regularly engages in discussions with management on strategic, operational and governance matters to ensure that processes and controls are in place so risks are identified, managed and mitigated in a timely fashion.

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The Board implements its risk management oversight function both as a whole and through committees. Much of the work is delegated to various committees, which meet regularly and report back to the full Board. All committees have significant roles in carrying out the risk management oversight function. The chair of each committee provides a committee report at each Board meeting that enables the Board to fulfill its risk management oversight responsibilities. Since risk management oversight is an ongoing process and inherent in the Company’s strategic and operational decisions, the Board also discusses risk in relation to specific proposed actions.

Each committee is comprised entirely of independent directors and is responsible for overseeing risks associated with its respective area of responsibility.

The Audit Committee:

●	assists the Board in fulfilling its oversight responsibilities with respect to accounting and financial reporting principles and policies and internal audit controls and procedures;

●	oversees the preparation by management of the financial statements and the independent audit thereof;

●	evaluates the performance and independence of outside auditors and selects appropriate outside auditors annually;

●	is responsible for monitoring risks related to financial assets, accounting, legal and corporate compliance;

●	discusses legal and compliance matters and assesses the adequacy of Company risk-related internal controls; and

●	meets separately with representatives of our independent auditing firm, the Internal Assurance leader and the Chief Risk and Compliance Officer.

The Compensation Committee:

●	assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our compensation policies and programs;

●	is responsible for determining salaries, incentives and other elements of total compensation for our executive officers; and

●	administers our various compensation and benefit plans to ensure sound pay practices with features that mitigate risk without changing the incentive nature of the compensation.

The Governance and Nominating Committee:

●	assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure;

●	is responsible for recommending director candidates to our Board, overseeing processes for shareholders to nominate director candidates and evaluating the performance of directors, committees and the Board; and

●	is responsible for developing, periodically reviewing and recommending corporate governance principles and procedures to the Board, as well as overseeing director orientation and continuing education.

A separate discussion regarding the risk considerations in our compensation programs, including the processes that have been put in place by the Compensation Committee and management to identify, manage and mitigate potential risks in compensation, can be found on page 22 of this proxy statement.

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Communications with the Board. The Board provides a process for shareholders to communicate with its members. The manner in which shareholders may send communications to the Board is set forth on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Board Evaluation. The Governance and Nominating Committee leads the Board in an annual evaluation of its performance as a board of directors. Our Corporate Governance Guidelines provide that the Board annually evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively.

Code of Conduct. We adhere to a code of ethics, known as the “MTS Code of Conduct.” It applies to our directors, officers, employees and contractors. The MTS Code of Conduct sets forth guidelines for ensuring that all personnel act in accordance with the highest standards of integrity. The MTS Code of Conduct, as well as any waivers from and amendments to it, are posted on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Non-Employee Director Compensation

The table below reflects the cash compensation for annual service during fiscal year 2018 to our non-employee directors:

Role	Fiscal Year 2018 Annual Cash Retainer
Chairman of the Board	$130,000
All other non-employee directors	$55,000
Audit Committee
Chair	$20,000
All other committee members	$10,000
Compensation Committee
Chair	$15,000
All other committee members	$7,500
Governance and Nominating Committee
Chair	$11,000
All other committee members	$5,000

Upon election or re-election to the Board at each of our annual meetings of shareholders, the directors receive an annual grant of restricted stock units under our 2017 Stock Incentive Plan with the number of shares equal to the amounts set forth in the table below. The annual restricted stock unit award will vest on the one year anniversary of the date of grant.

Name	Fiscal Year 2018 Award Amount	Calculation
David J. Anderson (Chairman of the Board)	$154,000
David D. Johnson
Randy J. Martinez		FMV ÷ Grant Date Stock
Michael V. Schrock		Price rounded down to the
Gail P. Steinel	$115,000	next whole number
Maximiliane C. Straub
Kenneth Yu

If a non-employee director is appointed to the Board prior to the annual meeting of shareholders, the non-employee director may receive a pro-rated restricted stock unit award depending upon, among other factors, the length of time until the next annual meeting of shareholders. If a non-employee director resigns, retires or otherwise terminates his or her service as a director, a pro-rata portion of any restricted stock units held by such director shall vest prior to the date that the restrictions would otherwise vest.

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Non-employee directors are also reimbursed for travel expenses to Board meetings.

Non-employee directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 100% of the director’s fees we pay in cash and to defer the settlement of up to 100% of the restricted stock unit awards that they are eligible to receive. At the time of the deferral election, participants must select a distribution date and form of distribution. The plan provides for the crediting of dividend equivalents on such deferred settlement restricted stock units and for the crediting of interest on cash amounts (deferred director fees and dividend equivalents amounts) that are credited to a participant’s deferred account. The interest rate utilized is approved by the Compensation Committee in November of each year for the following calendar year. Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used. The interest rate for calendar year 2018 was 2.46%. For fiscal year 2018, Ms. Straub elected to defer 100% of her director’s fees and settlement of 100% of her restricted stock unit grant and associated dividend equivalents paid on such grant, and each of Mr. Johnson and Ms. Steinel elected to defer settlement of 100% of his or her respective restricted stock unit grant and associated dividend equivalents paid on such grant. Earnings on the deferred compensation accounts (dividend equivalents and interest credits) do not represent above-market or preferential earnings.

The table below shows cash compensation earned by non-employee directors for fiscal year 2018 and either paid in cash or deferred at the election of the director as described above. The table also shows the dollar amounts recognized by us for financial statement reporting purposes during fiscal year 2018 for restricted stock unit awards granted for service during fiscal year 2018.

Director Compensation for Fiscal Year 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
David J. Anderson	130,000	154,027	10,031	294,058
David D. Johnson	82,500	115,025	10,164	207,689
Randy J. Martinez	72,500	115,025	3,442	190,967
Michael V. Schrock	75,000	115,025	3,442	193,467
Gail P. Steinel	76,000	115,025	6,643	197,668
Maximiliane C. Straub	55,000	115,025	4,732	174,757
Kenneth Yu	60,000	115,025	3,442	178,467

(1)	Includes annual retainer and committee meeting fees paid in cash.

(2)	Amounts represent aggregate grant date fair value during fiscal year 2018 under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the valuation and utilizing the assumptions discussed in Note 6 to our Notes to Consolidated Financial Statements for the fiscal year ended September 29, 2018 included in our Annual Report on Form 10-K for fiscal year 2018. Mr. Anderson was awarded 3,202 shares and each of Mr. Johnson, Mr. Martinez, Mr. Schrock, Ms. Steinel, Ms. Straub, and Mr. Yu were awarded 2,391 shares of restricted stock units during fiscal year 2018 with a grant date fair value of $48.10 per share.

(3)	As of September 29, 2018, the directors held the following number of restricted stock units: Mr. Anderson – 3,202; Mr. Johnson – 2,391; Mr. Martinez – 2,391; Mr. Schrock – 2,391; Ms. Steinel – 2,391; Ms. Straub – 2,391; and Mr. Yu – 2,391.

(4)	Reflects cash dividends paid on unvested restricted stock units in fiscal year 2018.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION
WITH THE “AUDIT COMMITTEE REPORT” BELOW.

KPMG LLP (“KPMG”), an independent registered public accounting firm, has been our independent registered public accounting firm since May 31, 2002. The Audit Committee has selected KPMG to serve as our independent registered public accounting firm and to serve as auditors for the fiscal year ending September 28, 2019. Shareholder ratification of the appointment is requested. Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and the Nasdaq Stock Market, the ratification of the appointment of independent auditors by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent auditors. In the event the appointment of KPMG is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of KPMG are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees and Services

The following table presents aggregate fees for professional services rendered by KPMG in fiscal year 2018 and fiscal year 2017 for the audit of our annual financial statements and for other services.

	Fiscal Year ($000’s)
	2018	2017
Audit Fees(1)	$3,477	$3,599
Audit-Related Fees(2)	80	21
Tax Fees(3)	295	221
All Other Fees(4)	-	-
Total fees	$3,852	$3,841

(1)	Includes annual audit of consolidated financial statements, certain statutory audits, Sarbanes-Oxley Section 404 attestation services, and work related to other filings with the SEC.

(2)	Audit-related fees consist of fees for audits of our employee benefit plans and fees for due diligence.

(3)	Tax fees consist of fees for tax compliance and tax consultation services.

(4)	There were no other fees in fiscal year 2018 or fiscal year 2017.

The amounts in the table include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described in the table. The Audit Committee has determined that the provision of the services identified in the table is compatible with maintaining the independence of KPMG.

Pre-Approval Policy

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

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AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of four directors who are independent, as defined by the applicable rules for companies listed on the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Management is responsible for preparing the financial statements, establishing and maintaining the system of internal controls over the financial reporting processes, and assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports on such audit. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG, our independent registered public accounting firm.

In reviewing our fiscal year 2018 audited consolidated financial statements, the Audit Committee discussed with KPMG matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) Standards. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our Company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representations of management and the reports of KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended `September 29, 2018.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

David D. Johnson (Chair)
David J. Anderson
Randy J. Martinez
Gail P. Steinel

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) explains the compensation programs for our Named Executive Officers (NEOs) and the oversight by the Compensation and Leadership Development Committee (for purposes of this CD&A, the Committee) in setting executive pay for fiscal year 2018. This CD&A should be read together with the compensation tables and related disclosures that follow this CD&A.

Our fiscal year 2018 Named Executive Officers are:

●	Jeffrey A. Graves, President and Chief Executive Officer;

●	Brian T. Ross, Senior Vice President and Chief Financial Officer;

●	William C. Becker, President, MTS Test and Simulation Sales, Service, and Marketing;

●	Steven B. Harrison, President, MTS Test and Simulation Engineering, Operations and Order Fulfillment; and

●	David T. Hore, President, MTS Sensors.

This CD&A is organized into the following sections:

Executive Summary

We consider our executive pay program to be instrumental in helping us achieve our business objectives and effective in rewarding our overall financial and operational performance.

Our overarching philosophy is that we should structure executive pay to be consistent with market competitive practices and to align the long-term interests of our executive officers, shareholders, and customers so that pay appropriately reflects the executive officers’ performance. We believe that a significant portion of an executive officer’s pay should be at risk in the form of performance-based incentive awards that are only paid if performance targets are met.

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The Committee leverages the following best practices in designing, administering and governing our executive compensation programs:

	We Do		We Don’t
●	Target executive pay around the market median, while also considering retention, tenure, experience, and other factors	●	Provide single trigger change-in-control cash severance payments

●	Emphasize the majority of our program in variable pay	●	Allow stock option repricing or discounted stock option granting

●	Require executive officers to hold MTS stock through stock ownership guidelines	●	Offer tax gross-ups related to 280G parachute payments upon change-in-control

●	Vest equity awards over a minimum of one year to promote retention	●	Pay accumulated dividends on unearned equity-based compensation until and unless shares are earned

●	Mitigate risk associated with compensation by using multiple performance metrics, caps on potential incentive payments, and a clawback policy	●	Allow our executive officers or directors to hedge or pledge MTS stock

The primary components of our fiscal year 2018 executive compensation program consisted of base salary, short-term incentives, and long-term incentives, as summarized in the following table, along with the Committee’s decisions for fiscal year 2018:

Element	Key Features			Decisions for Fiscal Year 2018
Base Salary Purpose: Attract and retain executive officers, reward talent development	●	Fixed pay that changes only as a result of the Committee’s annual process for assessing market and executive talent	●	Our CEO received a 3% increase in base salary, while the average increase for all NEOs was less than 2%

Short-Term Incentives Purpose: Provide formulaic incentives to achieve or exceed annual operating objectives; encourage a balanced approach to profitability, growth, and strengthening of balance sheet	●	Executive Variable Compensation Plan (EVC Plan)	●	Three performance metrics were utilized for 2018: EPS(1) or EBIT(2) (depending on the individual executive officer), Revenue and Leverage Ratio(3)

	●	Incentive payouts range from threshold to maximum levels, depending on level of performance

	●	Performance below the threshold level will result in zero payout	●	2018 target incentives, as a percentage of base salary, are unchanged from 2017

Long-Term Incentives Purpose: Create alignment to shareholders via a long-term shareholder return perspective; retain top talent	●	Stock options with three-year graded vesting and a seven year term	●	No changes to the LTI design

	●	Time-based restricted stock units with three-year graded vesting	●	The total LTI grant value awarded to our CEO in 2018 increased by 18%, as compared to the 2017 grant, while the average increase for all NEOs was 15%

	●	Performance-based restricted stock units that vest based on average Adjusted ROIC for LTIs measured over a three-year period

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(1)	EPS is equivalent to diluted earnings per share.

(2)	EBIT is equivalent to income before income taxes, less interest expense, net.

(3)	Leverage Ratio is a non-GAAP financial measure. For more information on how this non-GAAP financial measure is derived from our audited financial statements, see page 21 of this proxy statement.

The following chart shows the relative weighting of target pay across these three components for fiscal year 2018:

*	Excludes Mr. Hore, as he did not participate in the standard executive compensation program in fiscal year 2018. Mr. Hore’s compensation was previously set pursuant to an employment agreement that we assumed in connection with the acquisition of PCB in 2016 (the Hore Employment Agreement). The Hore Employment Agreement ended on July 5, 2018; however, Mr. Hore’s executive compensation program continues to include base salary, discretionary bonus based on business unit performance, and standard executive long-term incentives.

Say-on-Pay Results

At our annual shareholder meeting in February 2018, our shareholders continued to show strong support of our executive pay program, with 98.1 percent of the votes approving the say-on-pay resolution.

The Committee believes this result affirms our shareholders’ continuing support of the Committee’s approach to executive pay. Thus, the Committee made only nonsubstantive changes to executive pay for fiscal year 2018. We continue to solicit and accept shareholder feedback regarding our compensation programs, and take this input into consideration along with market trends and our business environment, both internal and external.

Our Compensation Process

Independent Compensation Consultant

Under the Committee’s charter, the Committee has the authority to select, retain and compensate executive compensation consultants and other advisors as it deems necessary to carry out its responsibilities. For fiscal year 2018, the Committee engaged Willis Towers Watson to provide information regarding compensation of our executive officers. Specifically, Willis Towers Watson was asked by the Committee to:

●	Review and provide information on our compensation peers;

●	Provide market competitive data on executive compensation for base salary, short-term incentives, and long-term incentives; and

●	Provide market competitive data on incentive design structures and performance measures.

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Determining Competitive Compensation

The Committee works with Willis Towers Watson to analyze competitive market data to determine appropriate base salary levels, short-term incentive target pay, and long-term incentive grant values for all of our executive officers. When making comparisons to the market data, the Committee generally seeks to establish compensation levels that approximate the market median.

With respect to our CEO’s pay, the Committee conducts an annual performance assessment of the CEO and determines appropriate adjustments to all elements of his pay based on his individual performance and the Company’s performance. The Committee recommends CEO pay to the Board for approval. The CEO does not participate in these Committee deliberations and does not vote on Board matters concerning CEO pay.

For other executive officers, the CEO makes recommendations to the Committee for all elements of pay based on individual and Company performance and market data. The Committee reviews, discusses, modifies, and approves the recommendations, as appropriate.

Market Data Sources and Analysis

The Committee annually assesses “competitive market” compensation for each element of executive compensation using a number of sources. A primary source is our peer group and the related data provided by Willis Towers Watson. In determining our peer group, we recognize that many of our direct competitors are either privately-owned companies, or divisions of much larger, more diversified, public companies. However, by considering relevant industries (e.g., industrial, manufacturing, engineering and electrical components) and size parameters (e.g., revenue, earnings and market capitalization) we developed the following list of peer companies:

Badger Meter Inc.	Kimball Electronics, Inc.

Cognex Corporation	Littelfuse, Inc.

Coherent Inc.	Methode Electronics, Inc.

CTS Corporation	MKS Instruments, Inc.

Daktronics Inc.	National Instruments Corporation

ESCO Technologies Inc.	Novanta Inc.

Fabrinet	OSI Systems, Inc.

FARO Technologies Inc.	RBC Bearings Inc.

HEICO Corporation	Standex International Corporation

John Bean Technologies Corporation

In addition to the data from these peer companies, market competitive data was obtained from the 2017 Willis Towers Watson Compensation DataBank Survey and the 2017 Willis Towers Watson Compensation Survey Report for companies with less than $1 billion in revenue.

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The Committee does not have a set policy or formula for weighting the elements of compensation (i.e., base salary, short-term incentives, and long-term incentives) for each executive officer. Instead, the Committee considers market factors relevant to each executive officer and their tenure, role within the Company and contributions to the Company’s performance. In general, as executive officers assume greater responsibility, a larger portion of their total cash compensation is payable as short-term cash incentive, which is variable based on performance, as opposed to base salary and a larger portion of their total direct compensation comes in the form of long-term equity incentives.

Components of Pay

Fiscal Year 2018 Base Salaries

The Committee reviews executive officer base salaries annually and may choose to make adjustments. The following table outlines fiscal year 2018 base salary increases for our NEOs as approved by the Committee:

Named Executive Officer	Fiscal Year 2018 Base Salary	Fiscal Year 2017 Base Salary	Increase Percentage
Jeffrey A. Graves	$695,250	$675,000	3.0%
Brian T. Ross	$355,000	$335,000	6.0%
William C. Becker	$300,000	$300,000	0	%(1)
Steven B. Harrison	$335,000	$335,000	0	%(1)
David T. Hore	$500,000	$500,000	0	%(2)

(1)	A salary freeze was in effect for senior management of the Test and Simulation segment during fiscal year 2018.

(2)	Mr. Hore’s base salary based on the Hore Employment Agreement.

Fiscal Year 2018 Short-Term Incentives

Under the EVC Plan, all of the NEOs employed by the Company at the end of fiscal year 2018, other than Mr. Hore, were eligible for cash payments as determined based upon our financial performance as compared to set performance standards. Mr. Hore does not participate under the EVC Plan because the Hore Employment Agreement provides that payment of any bonus to him is at the sole discretion of the Board.

The following table shows the fiscal year 2018 target incentive opportunity for the EVC Plan:

Named Executive Officer	2018 EVC Plan Target Incentive (% of Base Salary)
Jeffrey A. Graves	100%
Brian T. Ross	55%
William C. Becker	40%
Steven B. Harrison	45%

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The following diagram shows the fiscal year 2018 EVC Plan Metrics and Weightings for our NEOs:

2018 EVC Plan Metrics and Weightings for

Named Executive Officers

For Dr. Graves and Mr. Ross, all performance metrics, Leverage Ratio, revenue and EPS, were based on total Company performance. For Messrs. Becker and Harrison, the Leverage Ratio performance metric was based on total Company performance, while the revenue performance metric was based upon achievement of financial targets for the Test and Simulation segment. In lieu of an EPS metric for Messrs. Becker and Harrison, a performance metric of EBIT was used, which was also based on achievement of financial targets for the Test and Simulation segment. The Committee established these revenue and EBIT goals based on segment (rather than total Company) performance for these executive officers to reflect their accountability for the performance of that segment. The Committee believes that the leader of the segment has a meaningful opportunity to directly impact the achievement of the performance goals through his individual performance as the leader of that segment.

The Committee established minimum, target and maximum levels of achievement for each of the performance metrics, as shown in the following table:

Corporate Goal(1)	Weight	Threshold	Target	Maximum	Result	Percent of Target Performance Achieved
EPS(2)	45%	$2.00	$2.31	$2.61	$3.18	138	%(2)
Revenue (000s)	30%	$736,814	$848,335	$959,857	$778,032	92%
Leverage Ratio(3)	25%	3.80	3.30	2.70	3.6	92%
Payout as % of Target Incentive		50%	100%	200%	—	60.1%

(1)	Specific EBIT and revenue performance goals for the Test and Simulation segment and the corresponding minimum, target and maximum amounts are not disclosed due to the potential competitive harm of such disclosure. For fiscal year 2018, the Committee followed the same pattern in setting segment-specific performance levels as for setting the corporate performance levels: for EBIT and revenue, minimum is equal to 80% of the expected results under the applicable segment’s annual plan, target is equal to expected results, and maximum is equal to 120% of expected results.

(2)	The Committee determined that the impact of the Tax Cuts and Jobs Act of 2017 was outside of plan performance and therefore utilized downward discretion to reduce the EPS payout to Threshold value.

(3)	Leverage Ratio is a non-GAAP financial measure. For more information on how this non-GAAP financial measure is derived from our audited financial statements, see page 21 of this proxy statement.

The Committee believes that the EPS and EBIT performance goals provide a strong link between the EVC Plan and shareholder value, and therefore, if the target level of EPS or EBIT achievement, as applicable, is not met, participants are limited to target payouts under the EVC Plan regardless of the results of other performance goals.

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Based on the results for fiscal year 2018, the payouts to each NEO, other than Mr. Hore, under the EVC Plan by performance goal were calculated as follows based upon their respective fiscal year 2018 base salaries:

Performance Goal	Percent of Target Payout Achieved	Jeffrey A. Graves	Brian T. Ross	William C. Becker(1)	Steven B. Harrison(1)
EPS(2) or EBIT	50%	$155,553	$43,455	0	0
Revenue	69%	$142,030	$39,677	0	0
Leverage Ratio(3)	68%	$118,100	$32,992	$20,499	25,752
Total	—	$415,683	$116,124	$20,499	25,752
Total as % of Target	—	60.1%	60.1%	17.1%	17.1%

(1)	Achievement of the performance goals relating to revenue and EPS for Company performance for fiscal year 2018 does not apply to Messrs. Becker and Harrison. Amounts attributable to each of these measures represent amounts attributable to actual achievement in fiscal year 2018 by the Test and Simulation segment of the revenue and EBIT performance goals, respectively.

(2)	The Committee determined that the impact of the Tax Cuts and Jobs Act of 2017 was outside of plan performance and therefore utilized downward discretion to reduce the EPS payout to Threshold value. The payout achieved prior to applying downward discretion was 200%.

(3)	Leverage Ratio is a non-GAAP financial measure. For more information on how this non-GAAP financial measure is derived from our audited financial statements, see page 21 of this proxy statement.

Mr. Hore does not participate in the EVC Plan, so he also did not qualify for a payout under the EVC Plan. However, taking into consideration the performance of the Sensors segment, the Committee decided to provide Mr. Hore a discretionary bonus of $107,100 for fiscal year 2018.

Fiscal Year 2018 Long-Term Incentives

The long-term incentives (LTIs) granted to each NEO in fiscal year 2018 consisted of stock options, restricted stock units (RSUs), and performance-based restricted stock units (PRSUs), according to the following mix:

2018 LTI Type Mix
(% of total grant dollar value)

LTI Type		Key Features
Stock Options	●	Non-qualified stock options

	●	Vest one-third per year commencing on the first anniversary of the date of grant

	●	Seven year term

RSUs	●	Restricted stock units

	●	Vest one-third per year commencing on the first anniversary of the date of grant

PRSUs	●	Performance-based restricted stock units

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●	Adjusted ROIC for LTIs as the performance measure, emphasizing profitability with a longer-term view

●	The performance measure is expressed as average Adjusted ROIC for LTIs over a three-year performance period

●	The performance range has threshold, target and maximum performance expectations for each three-year cycle

●	Payouts are 50%, 100%, and 200% at threshold, target, and maximum performance, respectively

The fiscal year 2018 LTIs are summarized for each NEO in the following table (except as noted below, all LTIs were granted in April 2018):

Named Executive Officer	Number of Stock Options	Number of Restricted Stock Units	Number of Performance Restricted Stock Units	Aggregate Value of Awards
Jeffrey A. Graves	38,934	8,308	16,616	$1,738,029
Brian T. Ross	5,600	1,195	2,390	$250,000
Brian T. Ross*	–	917	–	$50,000
William C. Becker	4,480	956	1,912	$200,000
Steven B. Harrison	5,040	1,076	2,151	$225,000
David T. Hore	5,040	1,076	2,151	$225,000
David T. Hore*	–	2,049	–	$100,000

*	Messrs. Ross and Hore received additional RSUs in December 2017 and February 2018, respectively, in recognition of the satisfactory outcome of SOX compliance requirements related to the integration of PCB Group, Inc.

In determining the number of stock options to grant, 25% of the aggregate value of the award is divided by the average of the Black Scholes values over the 90 days prior to the end of the fiscal year. This methodology, versus determining the number of stock options to grant based on the closing price of the Company’s common stock on the date of grant, better represents the value of our equity over a period of time prior to the date of the award and signals that pay realized from stock option grants will be more sensitive to future stock price appreciation and less sensitive to past stock price volatility. In determining the number of RSUs and PRSUs to grant, 25% and 50%, respectively, of the aggregate value of the award is divided by the closing price of the Company’s common stock on the date of grant.

The table below sets forth the threshold, target and maximum levels for the three-year average Adjusted ROIC performance goal for the performance period of fiscal year 2016 through fiscal year 2018 as well as the actual achievement of that performance goal and the percentage of the target level of that achievement.

Performance Goal	Threshold	Target	Maximum	Result	Percent of Target Performance Achieved	Percent of Target Payout Achieved
Adjusted ROIC for LTIs*	10.6%	17.6%	22.6%	14.2%	80.7%	88.0%

*	Represents a non-GAAP financial measure. For more information on how this non-GAAP financial measure is derived from our audited financial statements, see page 21 of this proxy statement.

The payout for the PRSUs granted on December 9, 2015 was calculated as follows based upon fiscal years 2016 through 2018 performance.

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			Target PRSUs		Actual PRSUs
Named Executive Officer	Performance Period	Vesting and Payout Date	Number of Shares Awarded (#)	Grant Date Fair Value(1) ($)	Number of Shares Acquired (#)	Value Realized at Vest(2) ($)
Jeffrey A. Graves	Fiscal Years 2016 - 2018	12/9/2018	10,123	$624,994	8,906	$423,837

(1)	Target PRSU value represents number of shares granted multiplied by the share price of $61.74 on the date of the grant (December 9, 2015).

(2)	The value realized on the vesting of the PRSUs is the fair market value of our common stock at the time of vesting (December 9, 2018).

Other Compensation and Policies

Benefits and Perquisites

Our executive officers are provided retirement and health benefits that are generally available to our other salaried employees, including:

●	Retirement savings plan with a Company match (not available to Mr. Hore);

●	Disability and life insurance; and

●	Medical, vision and dental insurance (not available to Mr. Hore).

Our executive officers, other than Mr. Hore, are eligible to participate in our Executive Deferred Compensation Plan, which allows us to provide non-qualified retirement benefits that are identical to the tax-qualified benefits but on income above the allowable level of qualified plans.

We provide limited executive perquisites, based upon competitive market data and, in the case of physical examinations, to promote vitality and succession in the executive team, including:

●	A car allowance, except for Mr. Hore, who has use of a Company-owned vehicle; and

●	Reimbursement for an executive physical examination for amounts not covered by insurance, up to $3,000 (not available to Mr. Hore).

Executive Compensation Clawback Policy

The EVC Plan, the 2011 Stock Incentive Plan (the 2011 Plan) and the 2017 Stock Incentive Plan (the 2017 Plan) include clawback provisions. The provisions require an executive officer to forfeit and allow us to recoup from the executive officer any payments or benefits received by the executive officer under the EVC Plan, the 2011 Plan or the 2017 Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause, violation of the MTS Code of Conduct and breach of an agreement between us and the executive officer.

Stock Ownership Guidelines

To align our executive officers’ interests with our shareholders’ interests, the Committee expects our executive officers to acquire significant equity ownership in the Company. Accordingly, we have adopted stock ownership guidelines requiring each executive officer to achieve an equity ownership level equal to a specified multiple of his or her base salary within five years of being appointed as an executive officer or within five years of a change in executive officer status resulting in an increased required level of ownership.

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The current minimum equity ownership levels as a multiple of base pay are as follows:

●	Five times for the CEO;

●	Four times for the Chief Financial Officer; and

●	A multiple equal to their executive salary grade level for any other President and Senior Vice President (ranging from one time to four times) and one-half time for a senior level executives.

The policy requires that our executive officers hold equity acquired through our equity compensation plans in a minimum amount of 75% of the net shares acquired (net of taxes) until ownership levels are met. The policy also provides that failure by a participant to meet the required ownership level within the time period established will result in a requirement that such participant retain 100% of the net shares acquired (net of taxes) through our equity compensation programs until ownership levels are met.

Our independent directors also have a guideline for achieving significant equity ownership. Our independent directors are expected to achieve ownership of our common stock equal to a minimum of five times their annual cash retainer.

The Committee reviews the progress of our executive officers toward the ownership guidelines on a regular basis and has determined that all of the executive officers are on track for meeting the ownership guidelines within the established timeframes.

Non-GAAP Financial Measures and Performance Metrics

Below is information on how we calculate target levels and actual results for certain metrics discussed above:

●	Adjusted ROIC for LTIs: Adjusted ROIC for LTIs is a non-GAAP financial measure and is calculated by dividing Adjusted Performance Net Income (as defined below) by Average Adjusted Invested Capital (as defined below) over a three-year time period. Adjusted Performance Net Income is a non-GAAP financial measure and is calculated by excluding the following from net income: after-tax interest expense; the estimated impact of the PCB acquisition to net income, including discrete tax benefits results from the Tax Cuts and Jobs Act of 2017; acquisition-related expenses, net of tax; acquisition integration expenses, net of tax; acquisition inventory fair value adjustment, net of tax; restructuring expense, net of tax; and China investigation expense, net of tax. Average Adjusted Invested Capital is a non-GAAP financial measure and is defined as the aggregate of average interest-bearing debt, excluding interest-bearing debt incurred as a result of the acquisition of PCB, and average shareholders’ equity, excluding equity incurred as a result of the acquisition of PCB and including cumulative adjustments to net income to arrive at Adjusted Performance Net Income, and is calculated as the sum of current and prior year ending amounts divided by two.

●	Leverage Ratio: Leverage Ratio is a non-GAAP financial measure and is calculated as the ratio of our total interest-bearing debt to our Adjusted EBITDA for Leverage Ratio (as defined below).

●	Adjusted EBITDA for Leverage Ratio: Adjusted EBITDA for Leverage Ratio is a non-GAAP financial measure and our measurement of Adjusted EBITDA may differ from other companies. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA for Leverage Ratio is calculated by adding back stock-based compensation expense, restructuring expense and the gain recognized on the sale of one of our China manufacturing facilities to EBITDA.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has discussed and reviewed the Compensation Discussion and Analysis set forth above with management. Based upon this review and discussion, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

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SUBMITTED BY THE COMPENSATION AND LEADERSHIP DEVELOPMENT
COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS

Michael V. Schrock (Chair)
David D. Johnson
Randy J. Martinez

Risk Considerations in Our Compensation Programs

In fiscal year 2018, management and the Compensation Committee continued to focus on responsible pay practices designed to produce positive results for the Company and its shareholders without encouraging excessive or inappropriate risk-taking. The Compensation Committee’s analysis identified the following components of our compensation programs that it believes effectively reduce risk without reducing incentives:

●	Our use of different types of compensation (cash, cash bonus and equity) provides an appropriate balance of short-term and long-term incentives with fixed and variable components;

●	Our compensation plan design and the governance processes work together to minimize exposure to excessive risk, while creating a focus on operational activities that contribute to long-term shareholder value creation;

●	Our metrics used to determine the amount of a participant’s bonus under our short-term incentive plans focus on a combination of Company-wide and business unit performance using a balance of top and bottom line growth measures;

●	Our metric used to determine the amount of a participant’s award under our long-term incentive plan focuses on our ability to create value for investors from our operating activities;

●	Our bonus plans impose threshold and maximum payout levels on bonus awards to ensure that we are rewarding desired performance and limiting windfalls;

●	Our commission-based plans are aligned to drive business growth and support achievement of short- and long-term strategic objectives;

●	Our incentive programs include clawback provisions and allow the use of negative discretion for named executive officers;

●	Our stock ownership guidelines encourage prudent contribution to shareholder value and discourage excessive risk taking; and

●	Our system of internal controls places a strong focus on avoiding undue financial risk through a well-developed design and administrative review processes.

Based on the Company’s use of these programmatic safeguards and on the Compensation Committee’s continued review of the Company’s incentive compensation policies and practices for all of the Company’s worldwide locations, the Compensation Committee concluded in fiscal year 2018 that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Conflict of Interest Analysis

Our Compensation Committee has considered the relationships that its independent compensation consultants have had with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that the consultants have in place to maintain their independence and objectivity and has determined that the work performed by its compensation consultants has raised no conflicts of interest.

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Summary Compensation Table

The following table sets forth the cash and non-cash compensation with respect to each named executive officer during the prior three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation(3) ($)	All Other Compensation(4) ($)	Total ($)

Jeffrey A. Graves President and Chief Executive Officer	2018 2017 2016	691,348 670,194 647,500	— — —	1,303,525 1,124,985 624,994	431,988 345,975 722,274	415,683 237,778 647,500	20,892 20,667 20,667	2,863,436 2,399,599 2,662,935

Brian T. Ross Senior Vice President and Chief Financial Officer	2018 2017	351,415 260,190	— —	237,518 171,151	62,133 88,213	116,124 62,646	20,892 15,977	788,082 598,177

William C. Becker President, MTS Test and Simulation Sales, Service and Marketing	2018 2017	299,998 288,460	— 25,000	144,213 123,732	49,706 28,830	20,499 41,079	20,892 20,638	535,308 527,739

Steven B. Harrison President, MTS Test and Simulation Engineering, Operations and Order Fulfillment	2018 2017	335,005 206,157	— 112,771	168,772 181,254	55,921 40,362	25,752 —	21,685 82,346	607,135 622,890

David T. Hore President, MTS Sensors	2018 2017 2016	500,000 490,385 125,000	107,100 — —	268,763 206,229 269,994	55,921 63,426 —	— — —	35,813 34,322 14,955	967,597 794,362 409,949

(1)	Amount for Mr. Becker represents an inducement cash bonus. Amount for Mr. Harrison includes an inducement cash bonus ($20,000) plus the guaranteed EVC Plan payout at target ($92,771) pursuant to the terms of his employment offer. Amount for Mr. Hore represents a discretionary cash bonus.

(2)	Amounts represent the aggregate grant date fair value of RSUs and stock options that were granted in each fiscal year as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 utilizing the assumptions discussed in Note 6 to our Notes to Consolidated Financial Statements for the fiscal year ended September 29, 2018 included in our Annual Report on Form 10-K for fiscal year 2018.

(3)	Represents amounts awarded for fiscal year 2018 performance under the EVC Plan and paid out in the first quarter of fiscal year 2019.

(4)	The table below describes the amounts in the “All Other Compensation” column above.

Supplemental Table to the “All Other Compensation” Column

	Retirement Plan				Life Insurance Premiums, Executive Physical and Health
Name	Match ($)	Fiscal Year Contribution(1) ($)	Car ($)	Club Membership ($)	Saving Account Contributions ($)	Total ($)

Jeffrey A. Graves	12,150	—	8,040	—	702	20,892
Brian T. Ross	12,150	—	8,040	—	702	20,892
William C. Becker	12,150	—	8,040	—	702	20,892
Steven B. Harrison	12,150	—	8,040	—	1,495	21,685
David T. Hore	—	2,700	23,898	6,225	2,990	35,813

(1)	For Messrs. Graves, Ross, Becker, and Harrison, no discretionary Fiscal Year Contribution was made in fiscal year 2018 given overall Company performance. Mr. Hore received an Employer Nonelective Contribution according to the terms of the PCB Group, Inc. Profit Sharing 401(k) Retirement Plan.

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Grants of Plan-Based Awards in Fiscal Year 2018

As reflected in the table below, the named executive officers received four types of plan-based awards for their service in fiscal year 2018: a cash award under the EVC Plan, payable in the first quarter of fiscal year 2019; stock options granted on April 17, 2018 under the 2017 Plan; RSUs granted on April 17, 2018 under the 2017 Plan; and PRSUs granted on April 17, 2018 under the 2017 Plan.

EVC Awards

Under our EVC Plan, the named executive officers may receive cash payouts after the completion of each fiscal year if specified performance goals established at the beginning of the fiscal year are attained. For each named executive officer, a cash incentive amount, expressed as a percentage of his or her base salary, is established for performance at each of the target and maximum levels. The EVC Plan awards for fiscal year 2018 were structured so that the cash incentive paid to each named executive officer would be 0% to 200% of the payout level established for performance at the target level for each goal. Mr. Hore did not participate in the EVC Plan during fiscal year 2018 and, as a result, did not receive any cash payouts under the EVC Plan. However, based on Sensors segment performance, Mr. Hore did receive a discretionary bonus.

Information about the potential payout levels established for each named executive officer, other than Mr. Hore, and the nature and weighting of the goals selected for fiscal year 2018 can be found under “Compensation Discussion and Analysis.” The actual amounts paid pursuant to the EVC Plan for fiscal year 2018 performance are listed in the “Non-Equity Incentive Plan Compensation” column to the Summary Compensation Table.

Stock Options

Unless an option holder is terminated for cause, vested stock options are exercisable for 90 days after the termination of the option holder’s employment, or 180 days upon death, disability or retirement. If an option holder’s employment is terminated for “Cause,” as such term is defined in our 2011 Plan or 2017 Plan, as applicable, all unexercised options will immediately terminate. The Committee may, at any time after the award is granted, accelerate the vesting of some or all of the unvested options as it deems appropriate.

These stock options would become fully exercisable upon the occurrence of a “Change in Control,” as such term is defined in our 2011 Plan or 2017 Plan, as applicable, unless the acquiring entity assumed or provided a substitute for the award. The Committee may require options be exercised prior to the Change in Control and may pay cash or other securities to cancel awards in connection with the Change in Control.

Restricted Stock Units

If a unit holder’s employment is terminated, the unvested units will be forfeited. The Committee may, at any time after the award is granted, accelerate the vesting of some or all of the unvested units as it deems appropriate.

These RSUs would become fully exercisable upon the occurrence of a “Change in Control,” as such term is defined in our 2011 Plan or 2017 Plan, as applicable, unless the acquiring entity assumed or provided a substitute for the award. The Committee may pay cash or other securities to cancel awards in connection with the Change in Control.

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Grants to named executive officers of plan-based awards in fiscal year 2018 are set forth in the table below.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Options Awards: Number of Securities	Exercise or Base Price of Options	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Award Type (1)	Threshold(3) ($)	Target ($)	Maximum ($)	Threshold(4) (#)	Target (#)	Maximum (#)	or Units (#)	Underlying Options(5) (#)	Awards(5) ($/Sh)	Awards (6) ($)
Jeffrey A. Graves			Cash	84,375	675,000	1,350,000	—	—	—	—	—	—	—
	4/17/2018	11/13/2017	Options	—	—	—	—	—	—	—	38,934	$52.30	431,988
	4/17/2018	11/13/2017	PRSUs	—	—	—	8,308	16,616	33,232	—	—	—	869,017
	4/17/2018	11/13/2017	RSUs	—	—	—	—	—	—	8,308	—	—	434,508

Brian T. Ross			Cash	23,031	184,250	368,500	—	—	—	—	—	—	—
	4/17/2018	11/13/2017	Options	—	—	—	—	—	—	—	5,600	$52.30	62,133
	4/17/2018	11/13/2017	PRSUs	—	—	—	1,195	2,390	4,780	—	—	—	124,997
	12/15/2017	11/13/2017	RSUs	—	—	—	—	—	—	917	—	—	50,022
	4/17/2018	11/13/2017	RSUs	—	—	—	—	—	—	1,195	—	—	62,499

William C. Becker			Cash	15,000	120,000	240,000	—	—	—	—	—	—	—
	4/17/2018	11/13/2017	Options	—	—	—	—	—	—	—	4,480	$52.30	49,706
	4/17/2018	11/13/2017	PRSUs	—	—	—	956	1,912	3,824	—	—	—	99,998
	4/17/2018	11/13/2017	RSUs	—	—	—	—	—	—	956	—	—	44,215

Steven B. Harrison			Cash	18,844	150,750	301,500	—	—	—	—	—	—	—
	4/17/2018	11/13/2017	Options	—	—	—	—	—	—	—	5,040	$52.30	55,921
	4/17/2018	11/13/2017	PRSUs	—	—	—	1,076	2,151	4,302	—	—	—	112,497
	4/17/2018	11/13/2017	RSUs	—	—	—	—	—	—	1,076	—	—	56,275

David T. Hore	4/17/2018	11/13/2017	Options	—	—	—	—	—	—	—	5,040	$52.30	55,921
	4/17/2018	11/13/2017	PRSUs	—	—	—	1,076	2,151	4,302	—	—	—	112,497
	2/15/2018	11/13/2017	RSUs	—	—	—	—	—	—	2,049	—	—	99,991
	4/17/2018	11/13/2017	RSUs	—	—	—	—	—	—	1,076	—	—	56,275

(1)	The cash awards are made pursuant to the EVC Plan. The grants of stock options, RSUs and PRSUs were made pursuant to the 2017 Plan.

(2)	The EVC Plan performance goals for fiscal year 2018 are described under “Compensation Discussion and Analysis – 2018 Short-Term Incentives.”

(3)	Threshold amounts can be calculated for each individual performance measure, and in each case are equal to 50% of the target amount payable with respect to that measure. The amounts reported as threshold amounts in the table represent the payout that would have been made if threshold performance were achieved for the performance measure assigned the lowest weight for the respective named executive officer, assuming that threshold performance was not achieved for any other performance measure.

(4)	Threshold amounts represent minimum number of PRSUs, equal to 50% of the target number of PRSUs available if threshold performance is achieved.

(5)	Equal to the closing market value of shares of our common stock on Nasdaq on the grant date.

(6)	The grant date fair value of options is calculated using a multiple option form of the Black-Scholes option valuation model with assumptions for interest rate, expected life, share price volatility and dividend yield. The grant date fair value of RSUs is calculated with reference to the fair market value of the underlying shares (the closing market value of shares of our common stock on Nasdaq on the grant date). See Note 6 to our Notes to Consolidated Financial Statements for the fiscal year ended September 29, 2018 included in Item 8 of Part II of our Annual Report on Form 10-K for fiscal year 2018.

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Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised				Number of Shares or Units of Stock	Market Value of Shares or Units of Stock	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unites or Other Rights
	Options (1)				That	That	That	That
			Option		Have	Have	Have	Have
		Un-	Exercise	Option	Not	Not	Not	Not
	Exercisable	Exercisable	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)(2)	(#)(3)	($)(2)
Jeffrey A. Graves	68,241	—	$64.90	12/4/2020
	32,854	—	$66.98	12/3/2021
	40,970	20,485	$61.74	12/9/2022
	12,981	25,960	$46.25	4/17/2024
	—	38,934	$52.30	4/17/2025
					13,713	750,787	42,955	2,351,786

Brian T. Ross	1,898	—	$71.52	1/15/2022
	2,950	1,475	$61.74	12/9/2022
	1,558	3,115	$46.25	4/17/2024
	1,456	2,911	$52.65	5/15/2024
	—	5,600	$52.30	4/17/2025
					3,680	201,480	3,987	218,288

William C. Becker	1,082	2,163	$46.25	4/17/2024
	—	4,480	$52.30	4/17/2025
					1,628	101,288	3,263	178,649

Steven P. Harrison	1,515	3,028	$46.25	4/17/2024
	—	5,040	$52.30	4/17/2025
					2,426	132,824	4,043	221,354

David T. Hore	2,380	4,759	$46.25	4/17/2024
	—	5,040	$52.30	4/17/2025
					5,976	327,186	5,124	280,539

(1)	Stock options granted are exercisable in three equal installments each year beginning on the first anniversary of the grant date and have a seven-year term.

(2)	The market value of unvested RSUs equals the closing price of our common stock on the Nasdaq Stock Market at the end of fiscal year 2018 ($54.75) multiplied by the number of shares or units. The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	The number of PRSUs reported in this column is based on achieving target payouts for future equity performance.

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Option Exercises and Stock Vested in Fiscal Year 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vest(1) (#)	Value Realized on Vest(2) ($)
Jeffrey A. Graves	—	—	3,513	98,063
Brian T. Ross	—	—	722	38,534
William C. Becker	—	—	291	15,366
Steven B. Harrison	—	—	428	22,153
David T. Hore	—	—	1,559	80,308

(1)	The number of shares acquired equals the difference between the number of RSUs vested and the number of shares of stock withheld by the Company to cover tax obligations. The number of RSUs that vested before the withholding for each named executive officer was: Dr. Graves 5,170, Mr. Ross 1,124, Mr. Becker 448, Mr. Harrison 677, and Mr. Hore 2,357.

(2)	The value realized on the vesting of the RSUs is the fair market value of our common stock at the time of vesting.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan is a non-qualified plan that provides a select group of employees, including all of the named executive officers, with the option to defer up to 90% of base salary or short-term cash incentive. Independent directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 100% of the director’s fees we pay.

Participants’ deferred compensation accounts earn a monthly rate of return based on an established interest rate. The interest rate is approved by the Committee in November of each year for the following calendar year. Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used. As such, the interest rate for calendar year 2018 was 2.46%.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants may elect to receive distribution in a single payment, installments, or combination thereof. Distribution elections cannot change unless the election is to postpone payment until the fifth anniversary of separation from service or, if later, age 60 and the election must be made at least 12 months before separation from service. In no case can an earlier distribution election be allowed.

None of our named executive officers elected to participate in the Executive Deferred Compensation Plan during fiscal year 2018.

Potential Payments Upon Termination or Change in Control

Payments and benefits receivable by the named executive officers upon termination of employment or a change in control of our Company are governed by the arrangements described below.

Executive Change in Control Severance Plan

We adopted the Executive Change in Control Severance Plan (the “Change in Control Severance Plan”) on September 30, 2013, which became effective January 1, 2014, so that the treatment of all eligible named executive officers would be consistent if such individual’s employment with the Company or an affiliate was terminated without Cause or for Good Reason following a Change in Control, each such capitalized term as defined in the Change in Control Severance Plan. Under the Change in Control Severance Plan, the Company will pay and provide to the eligible participants benefits in a sum equal to 200% of the following: annualized basic cash remuneration in effect during the then current year; average annual Executive Variable Compensation paid for the preceding three years (or the actual number of years of receipt of such incentive compensation if less than three years); and any other form of compensation paid to the participant and included in such individual’s gross income during the 12-month period immediately prior to the date of termination. The cash severance benefit will be paid in a lump sum following termination. The executive will also receive certain life, disability, accident, and health insurance coverage for a period of up to 18 months following termination and officers’ liability insurance for not less than six years from the date of a Change in Control. As a condition to the receipt of such benefits, the executive may not render services to any entity offering any competing product for a period of two years following the date of termination unless the change in control was not approved by the Board of Directors. Mr. Hore was previously provided a change in control severance benefit under the Hore Employment Agreement, which agreement expired on July 5, 2018. Upon expiration of the Hore Employment Agreement, Mr. Hore became an eligible participant under the Change in Control Severance Plan.

27

Executive Severance Plan

We adopted the Executive Severance Plan on September 30, 2013 (the “Severance Plan”), so that the treatment of all eligible named executive officers would be consistent if such individual’s employment with the Company or an affiliate was terminated without Cause or for Good Reason, each as defined in the Severance Plan. In the event of such termination, the Severance Plan provides that the eligible participant would receive as benefits a sum equal to 100% of his or her annualized basic cash remuneration in effect during the then current year and certain life, accident and health insurance coverage. The cash severance benefit would be paid in equal installments on each payroll pay date during the 12 month period beginning no later than 60 days following the date of termination. As a condition of the receipt of these benefits, the executive may not render services to any entity offering any competing product for a period of one year following the date of termination. In addition, payments to be paid under the Severance Plan can be forfeited, and certain payments already made can be recaptured, if the executive engaged or engages in conduct detrimental to the Company while employed by the Company or violates the Severance Plan’s non-compete provisions. Mr. Hore was previously provided a severance benefit under the Hore Employment Agreement, which agreement expired on July 5, 2018. Upon expiration of the Hore Employment Agreement, Mr. Hore became an eligible participant under the Severance Plan.

Equity Incentives

The 2011 Plan and the 2017 Plan provide that, if any awards have not been assumed or substituted by an acquiring entity, any stock incentives accelerate upon a change in control. Notwithstanding the foregoing, unless the Committee determines otherwise at or prior to the change in control, no stock incentive that is subject to any performance criteria for which the performance period has not expired shall accelerate at the time of a change in control.

Short-Term Cash Incentives

Under the terms of the awards made pursuant to the EVC Plan, if a named executive officer’s employment with the Company is terminated for any reason other than death before the end of the fiscal year on which the performance goals are based, the officer will not receive any payout under the EVC Plan. If a named executive officer dies during the fiscal year on which the performance goals are based, a prorated payout based on actual achievement of the performance goals at the end of the fiscal year will be made to the officer’s estate. Such a payout will be proportionately reduced based upon the time such named executive officer was employed during the fiscal year.

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Estimated Payments for Named Executive Officers

Assuming that a termination of employment and/or change in control occurred on September 29, 2018, the total compensation payable to the following named executive officers in accordance with the Executive Change in Control Severance and Executive Severance Plans that were in place at that time is as set forth in the table below.

	Termination of Employment in Conjunction with a Change in Control				Change in Control (without Termination of Employment)	Termination (without Change in Control)
Name	Cash Payment ($)(1)	Accelerated Vesting ($)(2)	Benefits ($)(3)	Total Value ($)	Accelerated Vesting ($)(2)	Cash Payment ($)(4)	Benefits ($)(5)	Total Value ($)
Jeffrey A. Graves	2,273,887	3,418,621	32,230	5,724,738	3,418,621	695,250	20,772	716,022
Brian T. Ross	958,328	466,079	11,820	1,436,227	466,079	355,000	7,166	362,166
William L. Becker	677,658	309,298	24,862	1,011,818	309,298	300,000	15,861	315,861
Steven B. Harrison	737,584	392,264	3,226	1,133,074	392,264	335,000	1,437	336,437
David T. Hore	1,274,447	660,525	28,920	1,963,892	660,525	500,000	18,840	518,840

(1)	Pursuant to the Change in Control Severance Plan, represents two times each named executive officer’s respective annual compensation, which consists of annual base salary, the average of the cash incentive payment made pursuant to the EVC Plan for each of the prior three fiscal years, excluding any payments made with respect to a partial fiscal year, and other non-EVC Plan based payments during the previous 12-month period prior to the date of termination.

(2)	Represents the aggregate value of stock options and restricted stock units held by each named executive officer that were not vested as of September 29, 2018 but whose vesting and exercisability would have been accelerated under the terms of the 2011 Plan and 2017 Plan (assuming that the awards were not assumed or substituted by an acquiring entity). The value of accelerating each unvested stock option is equal to the difference between the stock price and the exercise price of such option. The value of accelerating each unvested restricted stock unit is equal in each case to the stock price.

(3)	Pursuant to the Change in Control Severance Plan, represents payments made to each named executive officer for life, disability, and accident and health insurance benefits for 18 months following termination.

(4)	Pursuant to the Severance Plan, represents each named executive officer’s annual base salary.

(5)	Pursuant to the Severance Plan, represents payments made for each named executive officer’s life, accident and health insurance benefits for 12 months following termination.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the median of the annual total compensation of our employees and the annual total compensation of Jeffrey A. Graves, our President and Chief Executive Officer. For fiscal year 2018:

●	The median of the annual total compensation of all employees of our company (excluding Dr. Graves) was reasonably estimated to be $51,996;

●	The annual total compensation of Dr. Graves was $2,863,436.

●	Based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other employees is estimated to be 55 to 1.

To identify our median employee, we began by considering each individual employed by us worldwide on July 1, 2018, which included approximately 3,500 total employees. We then calculated total cash compensation for each employee including both current base salary (or annual wage rate) and bonuses paid during the prior 12 months. To calculate total cash compensation for any employee that we paid in currency other than U.S. Dollars, we applied the applicable foreign currency exchange rate in effect on July 1, 2018 to determine the amount in U.S. Dollars. Once compiled into a single database, we analyzed the compensation amounts for all of our employees (excluding Dr. Graves) to determine our median employee.

Once we identified our median employee, we added together all of the elements of such employee’s compensation for fiscal year 2018 in the same way that we calculate the annual total compensation of our Named Executive Officers in the Summary Compensation Table. To calculate our ratio, we divided Dr. Graves’s annual total compensation, as reported in the Summary Compensation Table above, by the median employee’s annual total compensation.

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PROPOSAL 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

In accordance with Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of MTS Systems Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained on pages 12 to 30 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Your vote on Proposal 3 is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board believes that the Company should hold an advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay Vote”) annually, and plans to hold a similar Say-on-Pay Vote each year until the next required vote on the frequency of Say-on-Pay Votes or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency. The next Say-on-Pay Vote will be held at our fiscal year 2019 annual meeting to be held early in calendar year 2020.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE COMPENSATION TABLES AND THE ACCOMPANYING NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

30

OTHER INFORMATION

Security Ownership of Principal Shareholders and Management

The following table sets forth, as of the close of business on December 18, 2018, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person who is known to us to beneficially own more than five percent of our Common Stock.

Name and Address of Beneficial Owner	Number of Shares	Note	Percent
BlackRock, Inc. 55 East 52nd St. New York, NY 10055	2,201,945	(1)	12.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,789,907	(2)	10.0%
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	1,680,002	(3)	9.4%
Fuller & Thaler Asset Management, Inc. 411 Borel Avenue, Suite 300 San Mateo, CA 94402	1,430,627	(4)	8.0%
Clearbridge Investments, LLC 620 8th Avenue New York, NY 10018	1,066,110	(5)	6.0%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201	990,704	(6)	5.5%

(1)	According to the Schedule 13G/A filed on February 2, 2018 with the SEC. Includes 2,161,650 shares over which BlackRock, Inc. has sole voting power and 2,201,945 shares over which BlackRock, Inc. has sole dispositive power.

(2)	According to the Schedule 13G/A filed on August 8, 2018 with the SEC. Includes 17,351 shares over which The Vanguard Group, Inc. has sole voting power, 2,526 shares over which The Vanguard Group, Inc. has shared voting power, 1,771,404 shares over which The Vanguard Group, Inc. has sole dispositive power and 18,503 shares over which The Vanguard Group, Inc. has shared dispositive power.

(3)	According to the Schedule 13G/A filed on February 13, 2018 with the SEC. Includes 1,527,092 shares over which Ariel Investments, LLC has sole voting power and 1,680,002 shares over which Ariel Investments, LLC has sole dispositive power.

(4)	According to the Schedule 13G/A filed on February 13, 2018 with the SEC. Includes 1,402,907 shares over which Fuller & Thaler Asset Management, Inc. has sole voting power and 1,430,627 shares over which Fuller & Thaler Asset Management, Inc. has sole dispositive power.

(5)	According to the Schedule 13G filed on February 14, 2018 with the SEC. Includes 1,009,199 shares over which Clearbridge Investments, LLC has sole voting power and 1,066,110 shares over which Clearbridge Investments, LLC has sole dispositive power.

(6)	According to the Schedule 13G filed on February 12, 2018 with the SEC. Includes 676,704 shares over which Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power, 314,000 shares over which Barrow, Hanley, Mewhinney & Strauss, LLC has shared voting power, and 990,704 shares over which Barrow, Hanley, Mewhinney & Strauss, LLC has sole dispositive power.

31

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of December 18, 2018 by:

●	Each director, director-nominee and “named executive officer”; and

●	all directors and executive officers of the Company as a group.

Name	Number of Shares of Common Stock	Phantom Stock Settleable within 60 days of December 18, 2018	Options Exercisable within 60 days of December 18, 2018	RSUs vesting within 60 days of December 18, 2018	Total	Percent of Class
David J. Anderson	13,349	7,397	-	3,202	23,948	*
David D. Johnson	12,142	5,353	-	2,391	19,886	*
Randy J. Martinez	6,639	-	-	2,391	9,030	*
Michael V. Schrock	6,639	-	-	2,391	9,030	*
Gail P. Steinel	12,220	2,523	-	2,391	17,134	*
Maximiliane C. Straub	2,150	-	-	2,391	4,541	*
Chun Hung (Kenneth) Yu	15,495	-	-	2,391	17,886	*
Jeffrey A. Graves	48,158.6843	-	175,531	-	223,689.6843	1.2%
Brian T. Ross	1,566	-	9,337	-	10,903	*
William C. Becker	4,782.9230	-	1,082	-	5,864.9230	*
Steven B. Harrison	1,326.3548	-	1,515	-	2,841.3548	*
David T. Hore	23,134.1788	-	2,380	683	26,197.1788	*
All Directors and Executive Officers as a group (13 persons)	148,974.1409	15,273	197,247	18,231	379,725.1409	2.1%

*	Represents less than one percent.

Related Party Transactions

The Audit Committee is responsible for the review and approval of all related party transactions between the Company and any of our executive officers, directors or director nominees, or any immediate family member of any such person. Pursuant to a related party transactions approval procedure adopted by the Audit Committee, all related party transactions that involve amounts in excess of $120,000 and in which a related party has or will have a direct or indirect material interest, must be approved in advance by the Audit Committee. If the proposed transaction involves a member of the Audit Committee, such member will not participate in the deliberations or vote on the proposed transaction. Related party transactions may be approved if the Audit Committee in good faith determines them to be (i) fair and reasonable to us, (ii) on terms no less favorable than could be obtained by us if the transaction did not involve a related party and (iii) in our best interests.

There were no related party transactions during fiscal year 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16(a) of the Exchange Act. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal year 2018.

Information Regarding Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of September 29, 2018.

(shares in thousands)	Securities Authorized for Issuance Under Equity Compensation Plans
Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by shareholders	881	$56.57	1,047
Equity compensation plans not approved by shareholders	-	-	-
Total	881	$56.57	1,047

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(1)	Reflects securities to be issued upon the exercise of vested stock options and the vesting of restricted stock units under the 2017 Plan.

(2)	The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock and restricted stock unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)	Includes securities available for future issuance under the 2017 Plan other than those listed in the first column and approximately 615 shares of common stock available for issuance under our 2012 Employee Stock Purchase Plan (the “2012 ESPP”).

Under the 2012 ESPP, there is a two-year mandatory holding period for stock acquired upon exercise of options granted thereunder. In contrast, there is no mandatory holding period for stock acquired upon exercise of options granted under the 2017 Plan. However, the federal income tax consequences to an employee for immediate disposition of stock acquired upon exercise of incentive stock options may make it more advantageous to the employee to hold such shares for at least one year from the date of exercise and two years from the date of grant. In addition, our executive officers and directors are subject to stock ownership guidelines that may encourage our executive officers and directors to hold shares acquired upon exercise of options. See the section of this proxy statement entitled “Executive Compensation – Compensation Discussion and Analysis – Compensation Policies – Stock Ownership Guidelines” for more information.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an officer or employee of our Company or any of our subsidiaries and affiliates or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officer of which served either on our Board of Directors or on our Compensation Committee.

Shareholder Proposals

Proposals Included in the Proxy Statement

Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal year 2019 annual meeting that we anticipate will be held in early calendar year 2020 and that shareholders desire to have included in our proxy materials related to such meeting must be received by us at our principal executive offices no later than 5:00 p.m., Central Time, September 5, 2019, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareholder wishes to present a proposal at our fiscal year 2019 annual meeting to be held in early calendar year 2020 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws. In general, our Bylaws provide that such notice should be addressed to the Secretary and be no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances as further described in our Bylaws. For purposes of our fiscal year 2019 annual meeting, such notice must be received no earlier than October 16, 2019 and not later than November 15, 2019. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our Bylaws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to the Secretary of the Company.

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Our management knows of no matters other than the foregoing to be brought before the Annual Meeting. However, this proxy gives discretionary authority in the event that additional matters should be presented.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which includes audited financial statements, will be furnished without charge to any shareholder who requests it in writing from Treasurer, MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344 and are also available from the SEC’s Internet site at www.sec.gov or via our Internet site at www.mts.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote upon (1) the election of seven directors, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019, (3) a non-binding, advisory vote to approve the compensation of the Company’s named executive officers, and (4) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. In addition, our management will report on the performance of the Company and respond to questions from shareholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials at no cost to the shareholder. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

If you do not affirmatively elect to receive printed copies of the proxy materials, you will only be able to view our proxy materials electronically on the Internet. Providing our proxy materials to shareholders on the Internet rather than printing and mailing hard copies saves us these costs. We encourage you to view our proxy materials on the Internet. Shareholders who have affirmatively elected to receive a printed set of our proxy materials may change their election and elect to view all future proxy materials on the Internet instead of receiving them by mail.

Who is entitled to vote?

Only shareholders of record at the close of business on December 18, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. Each outstanding share of the Company’s common stock, $0.25 par value per share (the “Common Stock”), entitles its holder to cast one vote on each matter to be voted upon.

Shareholders have cumulative voting rights in the election of directors. If any shareholder gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareholder may cumulate their votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees. If such notice is given by any shareholder, votes for directors by such shareholder will be cumulated. For instance, if a shareholder only votes for one nominee, such vote will be automatically cumulated and cast for that nominee. If a shareholder has voted for more than one nominee, the total number of votes that the shareholder is entitled to cast will be divided equally among the nominees for whom the shareholder has voted.

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Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/MTSC2019. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the Record Date, 17,886,001 shares of our Common Stock were outstanding, so holders of at least 8,943,001 shares of our Common Stock must be present, attending the virtual Annual Meeting or by proxy, to have a quorum. If you vote your proxy electronically through the Internet or by telephone, or submit a properly executed paper proxy card, your shares will be considered part of the quorum even if you abstain from voting.

How do I vote?

You may vote in one of the following ways:

●	By Internet before the Annual Meeting: You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice of Internet Availability or proxy card. Follow the instructions provided to obtain your records and create an electronic ballot.

●	By telephone before the Annual Meeting: If you reside in the United States or Canada, you may call 1-800-690-6903 by using any touch-tone telephone, 24 hours a day, 7 days a week. Have your Notice of Internet Availability or proxy card in hand when you call and follow the voice prompts to cast your vote.

●	By mail before the Annual Meeting: If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

●	At the Annual Meeting: If you are a shareholder of record, you may attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/MTSC2019 during the meeting. You will need your control number found in the Notice of Internet Availability or proxy card. Follow the instructions provided to vote.

Shares represented by proxies submitted through the Internet or by telephone, or those paper proxy cards properly signed, dated and returned, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly submitted, whether through the Internet, by telephone, or by mail using a paper proxy card, but contains no instructions, the shares represented thereby will be voted:

●	FOR the election of each of the nominated directors (see Proposal 1 on page 1 of this proxy statement);

●	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 (see Proposal 2 on page 10 of this proxy statement);

●	FOR the non-binding, advisory vote to approve the compensation of the Company’s named executive officers (see Proposal 3 on page 30 of this proxy statement); and

●	In the discretion of the proxy holders for any other matters properly presented at the meeting.

The Internet and telephone voting procedures are designed to verify shareholders’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Shareholders voting through the Internet should be aware that they may incur costs to access the Internet and that these costs will be at the expense of the shareholder.

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When do I vote?

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Standard Time on February 12, 2019, using www.proxyvote.com or calling 1-800-690-6903, as applicable. If you want to vote after February 12, 2019, or revoke an earlier proxy, you must submit a signed proxy card or vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/MTSC2019.

Can I change my vote after I vote electronically or return my proxy card?

Yes. Even after you have voted electronically through the Internet or by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by:

●	Returning a later-dated proxy by Internet, telephone or mail;

●	Delivering a written notice of revocation to our Corporate Secretary at 14000 Technology Drive, Eden Prairie, Minnesota 55344; or

●	Attending the virtual Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted.

Shareholders who hold shares through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

What does the Board recommend?

The Board’s recommendations are set forth after the description of the proposals in this proxy statement. In summary, the Board recommends a vote:

●	FOR the election of each of the nominated directors (see Proposal 1 on page 1);

●	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 (see Proposal 2 on page 10 of this proxy statement); and

●	FOR the non-binding, advisory vote to approve the compensation of the Company’s named executive officers (see Proposal 3 on page 30 of this proxy statement).

If you return a properly executed proxy card without specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What vote is required to approve each proposal?

For Proposal 1, the seven nominees receiving the highest number of “FOR” votes will be elected.

For Proposals 2 and 3, each shareholder is entitled to one vote for each share of Common Stock held and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

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A “WITHHELD” vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

A properly executed proxy marked “ABSTAIN” with respect to Proposals 2 or 3, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. In Proposals 2 and 3, abstentions will have the same effect as a negative vote.

If your shares are held in the “street name” of a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the ratification of accounting firms. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors and the non-binding, advisory vote to approve the compensation of the Company’s named executive officers. These rules apply notwithstanding the fact that shares of our Common Stock are traded on the Nasdaq Global Select Market.

If your brokerage firm votes your shares only on “routine” matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against non-routine matters.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as inspector of elections to determine whether or not a quorum is present and tabulate votes cast by proxy or at the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability?

If your shares are held in more than one account, you will receive more than one Notice of Internet Availability. To ensure that all your shares are voted, vote electronically through the Internet or by telephone, or sign, date and return a paper proxy card for each Notice of Internet Availability you receive. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Broadridge Financial Solutions, Inc. by telephone at 800-542-1061 or in writing at Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How will voting on any other business be conducted?

We do not know of any business to be considered at the Annual Meeting other than the matters described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to each of David J. Anderson and Jeffrey A. Graves to vote on such matters at their discretion.

How are proxies solicited?

In addition to use of the Internet and mail, proxies may be solicited by our officers, directors and other employees by telephone, through electronic transmission, facsimile transmission, or personal solicitation. No additional compensation will be paid to such individuals for such activity.

What is “householding”?

We may send a single Notice of Internet Availability, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs and conserve natural resources. If your Notice of Internet Availability is being householded and you wish to receive multiple copies of the Notice of Internet Availability, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact Broadridge Financial Solutions, Inc., by telephone at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Who pays for the cost of this proxy solicitation?

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability, the proxy statement and any additional information furnished to shareholders. We will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 12, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTSC2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 12, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E54139-P15194

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MTS SYSTEMS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect seven directors to hold office until the next annual meeting of shareholders or until their successors are duly elected.	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David J. Anderson
02) Jeffrey A. Graves
03) David D. Johnson
04) Randy J. Martinez
05) Michael V. Schrock
06) Gail P. Steinel
07) Chun Hung (Kenneth) Yu

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 28, 2019.	▢	▢	▢
3. To approve, in a non-binding, advisory vote, the compensation of the Company's named executive officers.	▢	▢	▢

NOTE: THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

For address changes and/or comments, please check this box and write them on the back where indicated. ▢

This proxy should be marked, dated and signed by the shareholder(s) exactly as his, her or their name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Jointly owned shares will be voted as directed unless another owner instructs to the contrary, in which case, the shares will not be voted.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E54140-P15194

PROXY

MTS SYSTEMS CORPORATION

Proxy for the Annual Meeting of Shareholders
February 13, 2019

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of MTS Systems Corporation, a Minnesota corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints David J. Anderson and Jeffrey A. Graves, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of the Company, held of record by the undersigned on December 18, 2018, at the ANNUAL MEETING OF SHAREHOLDERS to be held on February 13, 2019, and any adjournments or postponements thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Card to be signed on the reverse side